Exhibit 1.02

IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS

COUNTY DEPARTMENT, LAW DIVISION

HANOVER HOFFMAN ESTATES, LLC, a Delaware Limited Liability Company,

Plaintiff,

v.

WELLNESS CENTER USA, INC., a Nevada Corporation; ANDRREW J. KANDALEPAS, an Illinois Individual; PERIKLIS PAPADOPOULOS, an Illinois Individual; and JAYDEEP JOSHI, M.D., an Illinois Individual.

Defendant.

) ) ) ) Case No. 2020 L 006092 ) ) ) ) ) ) ) ) ) ) )

ORDER

This matter coming before the Court for Status, the Court being advised that the Plaintiff and Defendant Wellness Center USA, Inc. (“Wellness”) have reached a settlement, and that they intend to enter an Agreed Judgment Order resolving all of Plaintiff’s claims, and having been duly advised upon the premises,

IT IS HEREBY ORDERED:

1.	The matter is continued for Status of Settlement and the Crossclaim of Periklis Papadopoulus against Wellness to November 8, 2021, at 10:00AM via Zoom (867-1543-7392) (PW 2007).

ENTERED:

JUDGE Patrick J. Sherlock

Dated: October 8, 2021

Stephen J. Pokorny, Esq.

Brian F. Gurber, Esq.

POKORNY & MARKS, LLC

6 West Hubbard, Suite 200

Chicago, Illinois 60654

Phone: (312) 540-0600

Fax: (312) 540-0610

spokorny@pokornymarks.com

bgurber@pokornymarks.com